Exhibit 99.1

VSB Bancorp, Inc.
Third Quarter 2008 Results of Operations

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. —October 15, 2008. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $542,704 for the third quarter of 2008, a 9.4% increase from the third quarter of 2007. The following unaudited figures were released today. Pre-tax income was $1,009,408 in the third quarter of 2008, as compared to $928,968 for the third quarter of 2007, an increase of $80,440, or 8.7%. Net income for the quarter was $542,704, or basic income of $0.29 per common share, as compared to a net income of $496,279, or $0.27 basic income per common share, for the quarter ended September 30, 2007.

The $46,425 increase in net income was attributable to an increase in investment interest income of $153,571, an increase in non-interest income of $64,328, and a decrease in interest expense on time deposits of $254,513. These factors were partially offset by a decrease in interest income on loans of $223,835, a decrease in interest income from other interest earning assets of $248,954, an increase in income tax expense of $34,015 and an increase in the provision for loan losses of $55,000.

The reduction in interest income on loans is attributable to a rapid decline of the prime rate, which negatively affected the yield on our loans. After remaining steady for approximately 15 months, the prime rate declined 3.25% from September 2007 to September 2008. The reductions in the prime rate have caused our prime based loans to reach their interest rate floors. These floors have helped to stabilize the interest income from the loan portfolio. Non-interest expense was stable but the components had some volatility. The reduction in salary and benefits of $70,259 was due, in part to the retirement of the former president and reduced incentive and ESOP compensation expense. This reduction was primarily offset by a $24,402 increase in occupancy expense, mostly due to utility increases, a $24,703 increase in other expenses due to higher advertising expenses, and a $15,555 increase in legal fees due to more collection costs.

Total assets increased to $206.9 million at September 30, 2008, an increase of $3.1 million, or 1.5%, from December 31, 2007. This increase occurred despite our repayment of $5.2 million in subordinated debt during 2008. Total deposits, including escrow deposits, increased to $183.3 million, an increase of $6.9 million, or 3.9%, during the third quarter of 2008. The Bancorp’s Tier 1 capital ratio was 10.66% at September 30, 2008. We redeemed our trust preferred securities and repaid the subordinate debt on August 8, 2008, the first available redemption date.

Average interest-earning assets and average loans increased by $3.5 million and $4.7 million, respectively, from the third quarter of 2007 to the third quarter of 2008. Average demand deposits, an interest free source of funds for the Bancorp to invest, increased $4.5 million from the third quarter of 2007 to approximately 35% of average total deposits for the third quarter of 2008. Average interest-bearing deposits decreased by $1.0 million, resulting in an overall $3.5 million increase in total deposits from the third quarter of 2007 to the third quarter of 2008. The Company’s interest rate spread and interest rate margin were 3.84% and 4.48%, respectively, for the quarter ended September 30, 2008 as compared to 3.46% and 4.45%, respectively, for the quarter ended September 30, 2007. Non-interest income increased $64,328 to $603,965 in the third quarter of 2008 due in part to the increase in the per item charge for insufficient fund transactions that went into effect in March 2008. Non-interest expense totaled $1.8 million in the third quarter of 2008.

Pre-tax income decreased to $2,475,516 for the first nine months of 2008, as compared to $2,872,068 for 2007, a decrease of $396,552, or 13.8%. Net income for the nine months ended September 30, 2008 was $1,330,924, or basic net income of $0.72 per common share, as compared to a net income of $1,534,071, or basic net income of $0.84 per common share, for the nine months ended September 30, 2007. The $203,147 reduction in net income for the nine months ended September 30, 2008 was attributable to an increase in the provision for loan loss of $170,000, and a decrease in interest income of $1,088,987. The yield on average loans dropped 221 basis points, which caused an 84 basis point drop in our overall average yield on interest-earning assets. The drop in loan yield was due to the 3.25% reduction in the prime rate from September 2007. The decrease in loan income, which totaled $880,000 when comparing the two periods, was combined with a $584,000 decrease in income on short term investments. These two declines were partially offset by a decrease in interest expense of $756,116 due to a 126 basis point drop in the average cost of time deposits, an increase in interest income from investments securities of $375,072 due to the increase in average investment security balance of $12.4 million and an increase in non-interest income of $177,908. The $71,589 increase in non-interest expense is directly attributable to (i) an increase in legal fees of $136,975 because in 2007 we received reimbursement from our insurance company of legal fees previously expensed, (ii) an increase of $104,452 in other expenses, due to introduction of our online ATMs and debit cards, and (iii) a $60,867 increase in occupancy expenses due to higher utility bills and real estate taxes. These increases were partially offset by a decrease in salary and benefit expense of $246,906, due to reduced salary, incentive and ESOP compensation expense. Income tax expense also decreased $193,405 between the periods as pre-tax income decreased.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “The recent turmoil in the financial markets has further damaged the economy and will make our future earning prospects more challenging. Despite the current economic environment, we were able to increase our interest margin and spread from the second to the third quarter of 2008. By redeeming our trust preferred securities, we reduced our overall interest expense. Both of these factors were instrumental in our quarter vs. quarter increase in net income.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated “We recently announced our first stock buyback program where we have authorized the repurchase of up to 100,000 shares of our common stock. We paid our fourth quarterly dividend of $0.06 per common share for stockholders of record on September 19, 2008. We are able to institute these capital strategies because of the financial strength of our Company. Our motto of ‘making the Bank fit your business,’ and our capacity to lend in this tough environment demonstrate the philosophy that has made Victory the premier business bank on the Island.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $22.1 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
September 30, 2008
(unaudited)

	September 30, 2008	December 31, 2007

Assets:

Cash and cash equivalents	$15,609,220	$17,696,879
Investment securities, available for sale	120,743,189	117,814,117
Loans receivable	64,925,020	62,373,078
Allowance for loan loss	(942,550)	(927,161)

Loans receivable, net	63,982,470	61,445,917
Bank premises and equipment, net	3,787,631	3,931,679
Accrued interest receivable	765,340	799,249
Deferred taxes	1,296,799	991,297
Other assets	722,401	1,114,431

Total assets	$206,907,050	$203,793,569

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$60,884,999	$62,525,053
NOW	17,961,859	16,931,113
Money market	19,987,754	20,534,721
Savings	13,128,463	11,349,111
Time	70,910,856	64,738,564

Total Deposits	182,873,931	176,078,562
Escrow deposits	399,486	255,881
Subordinated debt	—	5,155,000
Accounts payable and accrued expenses	1,457,802	1,420,321

Total liabilities	184,731,219	182,909,764

Stockholders’ equity:
Common stock, ($.0001 par value, 3,000,000 shares authorized, 1,923,884 issued and outstanding at September 30, 2008 and 1,900,509 issued and outstanding December 31, 2007)	192	190
Additional paid in capital	9,219,384	9,107,119
Retained earnings	14,213,337	13,226,395
Unallocated ESOP shares	(944,019)	(1,070,827)
Accumulated other comprehensive loss, net of taxes of $269,271 and $330,668, respectively	(313,063)	(379,072)

Total stockholders’ equity	22,175,831	20,883,805

Total liabilities and stockholders’ equity	$206,907,050	$203,793,569

VSB Bancorp, Inc.
Consolidated Statements of Operations
September 30, 2008
(unaudited)

	Three months ended Sept. 30, 2008	Three months ended Sept. 30, 2007	Nine months ended Sept. 30, 2008	Nine months ended Sept. 30, 2007

Interest and dividend income:
Loans receivable	$1,276,288	$1,500,123	$3,693,696	$4,573,820
Investment securities	1,474,099	1,320,528	4,289,758	3,914,686
Other interest earning assets	48,314	297,268	225,159	809,094

Total interest income	2,798,701	3,117,919	8,208,613	9,297,600

Interest expense:
NOW	31,612	37,940	96,545	96,689
Money market	64,094	137,741	232,695	321,150
Savings	19,754	24,531	56,927	74,314
Subordinated debt	36,606	89,040	214,685	267,119
Time	365,462	619,975	1,265,289	1,862,985

Total interest expense	517,528	909,227	1,866,141	2,622,257

Net interest income	2,281,173	2,208,692	6,342,472	6,675,343
Provision (benefit) for loan loss	40,000	(15,000)	125,000	(45,000)

Net interest income after provision for loan loss	2,241,173	2,223,692	6,217,472	6,720,343

Non-interest income:
Loan fees	11,778	15,658	55,286	63,658
Service charges on deposits	544,686	457,023	1,570,203	1,319,422
Net rental income	13,796	(2,568)	23,888	(876)
Other income	33,705	69,524	144,724	233,989

Total non-interest income	603,965	539,637	1,794,101	1,616,193

Non-interest expenses:
Salaries and benefits	866,644	936,903	2,645,315	2,892,221
Occupancy expenses	376,699	352,297	1,092,889	1,032,022
Legal expense	67,939	52,384	187,725	50,750
Professional fees	62,900	56,700	186,400	153,000
Computer expense	63,772	64,604	176,076	201,975
Director fees	54,200	52,600	169,150	160,450
Other expenses	343,576	318,873	1,078,502	974,050

Total non-interest expenses	1,835,730	1,834,361	5,536,057	5,464,468

Income before income taxes	1,009,408	928,968	2,475,516	2,872,068

Provision (benefit) for income taxes:
Current	777,900	381,296	1,511,490	1,229,835
Deferred	(311,196)	51,393	(366,898)	108,162

Total provision for income taxes	466,704	432,689	1,144,592	1,337,997

Net income	$542,704	$496,279	$1,330,924	$1,534,071

Basic income per common share	$0.29	$0.27	$0.72	$0.84

Diluted net income per share	$0.29	$0.26	$0.71	$0.82

Book value per common share	$11.53	$10.52	$11.53	$10.52